SECOND AMENDMENT AND CONSENT

This SECOND AMENDMENT AND CONSENT, dated as of January 11, 2005 (this "Second Amendment"), amends that certain AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of March 31, 2004 (as amended, modified or supplemented from time to time, the "Credit Agreement"), by and among (i) REAL MEX RESTAURANTS, INC., formerly known as Acapulco Acquisition Corp., a Delaware corporation ("Real Mex"), (ii) ACAPULCO RESTAURANTS, INC., a Delaware corporation ("ARI"), (iii) EL TORITO FRANCHISING COMPANY, a Delaware corporation ("ETFI"), (iv) EL TORITO RESTAURANTS, INC., a Delaware corporation ("ETRI"), (v) ACAPULCO RESTAURANTS OF ENCINITAS, INC., a California corporation ("AEI"), (vi) TARV, INC., a California corporation ("TARV"), (vii) ACAPULCO RESTAURANT OF VENTURA, INC., a California corporation ("ARV"), (viii) ACAPULCO RESTAURANT OF WESTWOOD, INC., a California corporation ("ARW"), (ix) ACAPULCO MARK CORP., a Delaware corporation ("AMC"), (x) MURRAY PACIFIC, a California corporation ("MP"), (xi) ALA DESIGN, INC., a California corporation ("ALAD"), (xii) REAL MEX FOODS, INC., formerly known as ALA Foods, Inc., a California corporation ("RMF"), (xiii) ACAPULCO RESTAURANT OF DOWNEY, INC., a California corporation ("ARD"), (xiv) ACAPULCO RESTAURANT OF MORENO VALLEY, INC., a California corporation ("AMV"), (xv) EL PASO CANTINA, INC., a California corporation ("EPC", each of Real Mex, ARI, ETFI, ETRI, AEI, TARV, ARV, ARW, AMC, MP, ALAD, RMF, ARD, AMV, and EPC, a "Borrower" and, together, the "Original Borrowers"), (xvi) CKR ACQUISITION CORP., a Delaware corporation ("CKR"), and (xvii) CHEVYS RESTAURANTS, LLC, a Delaware limited liability company ("Chevys", each of CKR and Chevys, an "Additional Borrower" and, together with the Original Borrowers, the "Borrowers"), (xviii) the several financial institutions from time to time party to the Credit Agreement as lenders thereunder (the "Lenders"), and (xix) FLEET NATIONAL BANK, as the administrative agent for the Lenders under the Credit Agreement (in such capacity, the "Agent").

WHEREAS, pursuant to the Amendment Agreement, dated as of September 3, 2004 (the "First Amendment"), by and among the Original Borrowers, the Lenders, and the Agent, certain terms of the Credit Agreement were amended pursuant to the terms and conditions set forth in the First Amendment;

WHEREAS, pursuant to the Consent and Waiver, dated as of October 13, 2004 (the "Consent and Waiver"), by and among the Original Borrowers, the Lenders, and the Agent, the Lenders consented to the execution and delivery by Real Mex and CKR of an Asset Purchase Agreement, dated as of October 13, 2004 (the "Asset Purchase Agreement"), but not the consummation of the transactions contemplated thereby;

WHEREAS, pursuant to the Consent, Waiver, and Release, dated as of November 2, 2004 (the "Waiver and Release"), by and among the Original Borrowers, the Lenders, and the Agent, the Lenders consented to the sale of certain assets (the "Casa Gallardo Assets") pursuant to an Asset Purchase Agreement dated as of September 29, 2004 (the "Casa Gallardo Transaction") and agreed to terminate and release their security interests and all of their right, title and interest in the Casa Gallardo Assets upon notice of the closing of the Casa Gallardo Transaction;

WHEREAS, pursuant to the Joinder Agreement, dated as of November 17, 2004 (the "CKR Joinder"), by and between CKR and the Agent, CKR joined the Credit Agreement and the Loan Documents and agreed to become a Borrower under the Credit Agreement and to comply with and be bound by all of the terms, conditions and covenants of the Credit Agreement and Loan Documents applicable to it as a Borrower;

WHEREAS, on December 15, 2004, the Agent received written notice that the Casa Gallardo Transaction has been abandoned and that no closing has occurred or will occur;

WHEREAS, pursuant to the Joinder Agreement, dated as of December 20, 2004 (the "Chevys Joinder"), by and between Chevys and the Agent, Chevys joined the Credit Agreement and the Loan Documents and agreed to become a Borrower under the Credit Agreement and to comply with and be bound by all of the terms, conditions and covenants of the Credit Agreement and Loan Documents applicable to it as a Borrower;

WHEREAS, the Borrowers have requested that the Lenders and the Agent consent to the consummation of the Chevys Acquisition (as hereinafter defined);

WHEREAS, the Borrowers have requested that the Lenders and the Agent consent to the incurrence by Real Mex of certain Indebtedness in respect of the Unsecured Term Loan (as hereinafter defined); and

WHEREAS, the Borrowers have requested that the Lenders and the Agent agree, among other things, (i) to terminate the Waiver and Release executed in connection with the Casa Gallardo Transaction, (ii) to consent to the Chevys Acquisition, (iii) to consent to the incurrence by Real Mex of Indebtedness in respect of the Unsecured Term Loan, and (iv) to amend certain of the terms of the Credit Agreement, and the Lenders and the Agent have, upon the terms and conditions set forth herein, agreed to the foregoing;

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Definitions in Credit Agreement; etc. Unless otherwise defined herein, terms defined in or by reference in the Credit Agreement (as from time to time amended) are used herein as therein defined.

Section 2.     Express Termination of Casa Gallardo Consent. The Lenders and the Agent hereby expressly terminate and rescind the Waiver and Release executed in connection with the Casa Gallardo Transaction. The Borrowers hereby acknowledge and agree that the Waiver and Release has been terminated and rescinded in all respects and that the consent to the sale of the Casa Gallardo Assets and the agreement to release the security interest of the Agent set forth therein is of no further force and effect.

Section 3.     Consents. Subject to the satisfaction of the conditions set forth in Section 8 hereof, the Agent and each of the Lenders hereby consent as follows:

Section 3.1.     Consent to Unsecured Term Loan. The Lenders and the Agent hereby consent to the incurrence by Real Mex of the Indebtedness in respect of the Unsecured Term Loan; provided that the terms and conditions of the Unsecured Term Loan and Unsecured Term Loan Documents (as hereinafter defined) are in form and substance satisfactory to the Agent and the Lenders.

Section 3.2.     Consent to Chevys Acquisition. The Lenders and the Agent hereby consent to the Chevys Acquisition; provided that:

   (a)     the consideration paid by CKR in connection with the Chevys Acquisition is no greater than the sum of (a) $77,900,000 plus (b) fees and expenses of no more than $6,000,000; and

   (b)     the Chevys Acquisition Documents (as hereinafter defined) are in form and substance satisfactory to the Agent and the Lenders.

Section 4.      Waivers. Subject to the satisfaction of the conditions set forth in Section 8 hereof, the Agent and the Lenders hereby agree to the following waivers:

Section 4.1.     Waiver of Section 10.4. The Agent and the Lenders hereby waive the restrictions in Section 10.4 of the Credit Agreement solely with respect to the payment of a transaction fee in an amount not to exceed $1,000,000 in the aggregate payable by Real Mex to BRS and/or BRS Affiliates and Furman Selz and/or Furman Selz Affiliates on or about the Second Amendment Closing Date in connection with the Chevys Acquisition and Unsecured Term Loan.

Section 4.2.     Waiver of Section 10.5.3. The Agent and the Lenders hereby waive the restrictions in Section 10.5.3 of the Credit Agreement solely to the limited extent that such section would be violated by the making of the Chevys Acquisition.

Section 5.      Amendments. Subject to the satisfaction of the conditions set forth in Section 8 hereof, the parties hereto hereby agree to the following amendments to the Credit Agreement:

Section 5.1.     Definitions. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)     The definition of "Applicable Margin" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"Applicable Margin. For the period commencing on the Second Amendment Closing Date through the date upon which the Agent receives the Compliance Certificate required to be delivered for the period ending on or about June 30, 2005, the Applicable Margin with respect to Revolving Credit Loans that are Base Rate Loans shall be 2.50% and the Applicable

Margin with respect to Eurodollar Rate Loans and Letters of Credit shall be 4.00%. After the receipt of such Compliance Certificate, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin with respect to Revolving Credit Loans, (in each case, for Base Rate Loans and Eurodollar Rate Loans) and for the Letters of Credit shall be the applicable percentage set forth below with respect to each such Loan or Letter of Credit, as the case may be, corresponding to the Borrowers' Leverage Ratio, as determined for the most recent period of four consecutive fiscal quarters of the Borrowers ending immediately prior to the applicable Rate Adjustment Period:
		Revolving Credit Loans
Level	Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans and Letters of Credit
I	< 2.50:1	1.25%	2.75%
II	≥ 2.50:1 and < 3.00:1	1.50%	3.00%
III	≥ 3.00:1	1.75%	3.25%

Notwithstanding the foregoing, if the Borrowers fail to deliver any Compliance Certificate pursuant to Section 9.4(e) hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due through the date immediately preceding the Adjustment Date that occurs immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be that percentage corresponding to Level III in the table above."

(b)     The definition of "Consolidated EBITDA" set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

"Notwithstanding the foregoing, the parties agree that Consolidated EBITDA (i) for the fiscal quarter ending on or about June 30, 2004 shall be increased by $5,000,000, (ii) for the fiscal quarter ending on or about September 30, 2004 shall be increased by $5,300,000, (iii) for the fiscal quarter ending on or about December 31, 2004 shall be increased by $3,000,000, and (iv) for the fiscal quarter ending on or about March 31, 2005 shall be calculated on a pro forma basis as if the Chevys Acquisition had occurred and the Unsecured Term Loan had be incurred as of January 1, 2005."

(c)     The definition of "Consolidated Cash Interest Expense" set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

"Notwithstanding the foregoing, the parties agree that for any Measurement Period ending during the four (4) fiscal quarters of the Borrowers and their Subsidiaries ending after the Second Amendment Closing Date, Consolidated Cash Interest Expense shall be determined by annualizing the actual Consolidated Cash Interest Expense of the Borrowers and their Subsidiaries for the period from the Second Amendment Closing Date to the last day of the applicable Measurement Period by multiplying such amount by a fraction, the numerator of which is 365 and the denominator of which is the number of days in the period from the Second Amendment Closing Date to the last day of the applicable Measurement Period."

(d)     The definition of "Change of Control" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"Change of Control. At any time, the occurrence of one or more of the following events: (i) BRS and the BRS Affiliates shall collectively cease to have the power, directly or indirectly (including under any stockholders' agreement) to elect a majority of the directors of any Borrower, (ii) the replacement of a majority of the board of directors of any Borrower over a two-year period from the directors who constituted the board of directors of such Borrower, as applicable, at the beginning of such period, and such replacement shall not (1) have been approved by a vote of at least a majority of the board of directors of such Borrower, as applicable, then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved, or (2) have been elected or nominated for election by BRS or a BRS Affiliate, (iii) BRS and the BRS Affiliates shall collectively cease to own directly or indirectly at least 30% of the Voting Stock and economic interests of any Borrower, (iv) J.W. Childs Associates, L.P. or its general partner or any Person which is controlled by or under common control with, directly or indirectly, J.W. Childs Associates, L.P. or its general partner, or any director, officer or employee of J.W. Childs Associates, L.P. or any family member of any such director, officer or employee or any trust established by any such Person shall, individually or collectively own more than 13% of the Voting Stock and economic interests of any Borrower, (v) any "Change of Control" under the Senior Secured Debt Documents, or (vi) any "Change of Control" under (and as defined in) the Unsecured Term Loan Documents."

(e)     The definition of "Loan Documents" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the word "and" following the words "the Fee Letter" and substituting in lieu thereof a comma and, after the words "the Security Documents", adding the following: "and the Supplemental Letter Agreement."

(f)     The definition of "Restricted Payments" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the word "or" before subsection (c) therein and adding the following after subsection (c): "or (d) payment in respect of or purchase of the Unsecured Term Loan."

(g)     The definition of "Revolving Credit Loan Facility" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the parenthetical "(with the Sublimit for letters of credit)" that appears in such definition and substituting in lieu thereof the following parenthetical: "(with unlimited availability for letters of credit)".

(h)     The definition of "Revolving Credit Loan Maturity Date" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"Revolving Credit Loan Maturity Date. June 30, 2008; provided that in the event that the Unsecured Term Loan has been repaid and terminated in full on or prior to June 29, 2008, pursuant to a transaction (or a series of transactions) permitted under the terms and conditions of this Credit Agreement, then the Revolving Credit Loan Maturity Date shall be March 31, 2009."

(i) The definition of "Sublimit" set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(j) The definition of "Total Revolving Credit Commitment" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the parenthetical "(with the Sublimit for letters of credit)" that appears in such definition and substituting in lieu thereof the following parenthetical: "(with unlimited availability for letters of credit)".

(k) The following new definitions are hereby added to the Credit Agreement in alphabetical order:

"Chevys Acquisition. The consummation of the acquisition by Chevys Restaurants, LLC (as assignee of CKR Acquisition Corp.) of the assets and related franchise systems of each of Chevys Fresh Mex restaurants, Fuzio Universal Pasta restaurants, and Chevys Express Mex restaurants pursuant to the Chevys Acquisition Documents."

"Chevys Acquisition Documents. (i) The Asset Purchase Agreement, dated as of October 13, 2004 (the "Asset Purchase Agreement"), by and among Real Mex, CKR, the Sellers party thereto, Chevys Holdings, Inc., and J.W. Childs Equity Partners, L.P.; (ii) the bankruptcy court's approval order in respect of the Chevys sale dated December 21, 2004; and (iii) each of the Ancillary Agreements referred to in Section 4.2 of the Asset Purchase Agreement, in each case as amended (to the extent permitted by Section 10.16) and in effect from time to time."

"Excess Cash Flow. As defined in the Unsecured Credit Agreement as in effect on the Second Amendment Closing Date."

"Facilities. Collectively, the Revolving Credit Loan Facility and the Letter of Credit Facility."

"Minimum Liquidity. At any time of determination, the sum of (a) the lesser of (x) the Total Revolving Credit Commitment minus the sum of (i) the Outstanding amount of Revolving Credit Loans, (ii) the Maximum Drawing Amount, and (iii) all Unpaid Reimbursement Obligations, and (y) $15,000,000 minus the Outstanding amount of Revolving Credit Loans, plus (b) available bank cash balances of the Borrowers, as reflected in the Borrowers' Weekly Cash Flow Projection delivered in accordance with Section 9.4(j), at such time of determination."

"Permitted LC Purposes. See Section 8.15.1."

"Second Amendment Closing Date. January 11, 2005."

"Supplemental Letter Agreement. The letter agreement dated on or about the Second Amendment Closing Date by and between Fleet and the Borrowers."

"Unsecured Term Loan. The incurrence by Real Mex of a $75,000,000 senior unsecured term loan in accordance with the Unsecured Term Loan Documents for the purpose of paying the acquisition consideration and certain transaction costs in connection with the Chevys Acquisition."

"Unsecured Term Loan Documents. (i) The credit agreement, dated as of January 11, 2005 (the "Unsecured Credit Agreement"), by and among Real Mex, the lenders party thereto, Deutsche Bank Securities, Inc., as documentation agent, and Credit Suisse First Boston ("CSFB"), as administrative agent, sole book runner and sole lead arranger, (ii) the Subsidiary Guaranty (as defined in the Unsecured Credit Agreement), dated as of January 11, 2005 , by the Subsidiaries of Real Mex in favor of CSFB, and (iii) the Term Notes (as defined in the Unsecured Credit Agreement), in each case as amended (to the extent permitted by Section 10.15) and in effect from time to time."

"Unsecured Term Loan Maturity Date. December 31, 2008."

"Weekly Cash Flow Projection. See Section 9.4(j)."

Section 5.2.     Sublimit. The Credit Agreement is hereby further amended by deleting the parenthetical "(with the Sublimit for letters of credit)" that appears in the last sentence of the preamble and substituting in lieu thereof the following parenthetical: "(with unlimited availability for letters of credit)".

Section 5.3.     Commitment to Issue Letters of Credit. The Credit Agreement is hereby further amended by deleting clause (a) of Section 5.1.1 in its entirety and substituting in lieu thereof the following: "(a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $30,000,000 at any one time and".

Section 5.4.     Authorization. The Credit Agreement is hereby further amended by deleting the word "and" following the words "the Equity Documents" in Section 8.1.2 and substituting in lieu thereof a comma and, after the words "Senior Secured Debt Documents" in Section 8.1.2, adding the following: "and the Unsecured Term Loan Documents".

Section 5.5.     Governmental Approvals. The Credit Agreement is hereby further amended by deleting the word "and" following the words "Senior Secured Debt Documents" in Section 8.2 and substituting in lieu thereof a comma and, after the words "Equity Documents" in Section 8.2, adding the following: "and the Unsecured Term Loan Documents".

Section 5.6.     Litigation. The Credit Agreement is hereby further amended by adding the following phrase after the words "Equity Documents," in Section 8.7: "the Unsecured Term Loan Documents,".

Section 5.7.     Use of Proceeds. The Credit Agreement is hereby further amended by deleting the last sentence of Section 8.15.1 and substituting in lieu thereof the following: "The Borrowers will obtain Letters of Credit for self-insurance and voluntary disability insurance programs and purchases of supplies in the ordinary course of business ("Permitted LC Purposes"); provided that the Borrowers may obtain Letters of Credit for purposes other than Permitted LC Purposes so long as (x) such Letters of Credit are obtained solely for working capital and general corporate purposes and (y) the aggregate principal amount of the outstanding Revolving Credit Loans and Letters of Credit obtained for purposes other than Permitted LC Purposes does not exceed $15,000,000."

Section 5.8.     Unsecured Term Loan Documents. The Credit Agreement is hereby further amended by deleting the heading located at Section 8.19 and substituting in lieu thereof the following heading: "Senior Secured Debt Documents; Equity Documents; Unsecured Term Loan Documents", and by adding the following subsection (c) to Section 8.19:

"(c)     The Borrowers have heretofore furnished to the Agent true, complete and correct copies of the Unsecured Term Loan Documents (including schedules, exhibits and annexes thereto). The Unsecured Term Loan Documents have not subsequently been amended, supplemented, or modified (other than the amendments, if any, delivered to the Agent on or prior to the Second Amendment Closing Date and consented to or approved on or prior to the Second Amendment Closing Date by the Agent or as expressly permitted hereunder) and constitute the complete understanding among the parties thereto in respect of the matters and transactions covered thereby. To the best knowledge of the Borrowers, as of the Second Amendment Closing Date, all of the representations and warranties contained in the Unsecured Term Loan Documents were true and correct in all material respects when made or deemed to be made except as would not have a Materially Adverse Effect after giving effect to the transactions contemplated thereby, and the Agent and the Lenders may rely on such representations and warranties as if they were incorporated herein on the Second Amendment Closing Date; provided, that nothing contained herein shall prejudice in any way any rights of the Borrowers under or in respect of the Unsecured Term Loan Documents, all of which are expressly hereby reserved."

Section 5.9.     Leases. The Credit Agreement is hereby further amended by deleting the word "and" following the words "the Equity Documents" in Section 8.25 and, after the words "Senior Secured Debt Documents" in Section 8.25, adding the following: "and the Unsecured Term Loan Documents".

Section 5.10.     Financial Statements, Certificates and Information. The Credit Agreement is hereby further amended by adding the following after the words "Senior Secured Debt Documents" in Section 9.4(i): "and Unsecured Term Loan Documents".

Section 5.11.     Weekly Cash Flow Projection. The Credit Agreement is hereby further amended by adding the following parenthetical before the semicolon appearing in Section 9.4(j): "(the "Weekly Cash Flow Projection")".

Section 5.12.     Restrictions on Indebtedness. The Credit Agreement is hereby further amended by adding the following to the end of Section 10.1(d):

"and provided further that the outstanding principal amount of the promissory note dated March 22, 2000 in the original principal amount of $1,000,000 made by Chevys, Inc. (and assumed by Chevys Restaurants, LLC) in favor of General Electric Capital Business Asset Funding Corporation shall constitute Indebtedness incurred under this clause (d) and shall reduce amounts available hereunder by such amount;"

Section 5.13.     Restrictions on Indebtedness. The Credit Agreement is hereby further amended by deleting the word "and" following Section 10.1(i), adding the word "and" following Section 10.1(j), and adding the following subsection (k) to Section 10.1:

"(k)     Indebtedness in an original principal amount not in excess of $75,000,000 evidenced by the Unsecured Term Loan Documents."

Section 5.14.     Restricted Payments. The Credit Agreement is hereby further amended by deleting the word "and" following Section 10.4(c), adding the word "and" following Section 10.4(d), and adding the following subsection (e) to Section 10.4:

"(e)     cash payment obligations with respect to interest and costs and expenses on the Unsecured Term Loan to the extent required by the Unsecured Term Loan Documents and, so long as (i) no Default or Event of Default is then continuing or would be caused thereby and (ii) the Outstanding amount of the Revolving Credit Loans is zero dollars ($0.00), the voluntary and mandatory prepayments of the Unsecured Term Loan as set forth in Section 2.4B(i) and (iii) of the Unsecured Credit Agreement as in effect on the Second Amendment Closing Date. If a Default or an Event of Default has occurred and is continuing, the Borrowers shall not make any prepayments of the Unsecured Term Loan unless otherwise agreed to in writing by the Agent.

Section 5.15.     Bank Accounts. The Credit Agreement is hereby further amended by deleting the text of subsection (a) in Section 10.11 and by substituting in lieu thereof the words "[Intentionally Omitted.]".

Section 5.16.     Unsecured Term Loan Documents. The Credit Agreement is hereby further amended by adding the following Section 10.15:

"10.15 Unsecured Term Loan Documents. None of the Borrowers will, and none will permit any of its Subsidiaries to, materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Unsecured Term Loan Documents in a manner adverse to the interests of (i) the Borrowers (or any of them) or (ii) the Agent and the Lenders, in each case without the prior written consent of the Agent."

Section 5.17.     Chevys Acquisition Documents. The Credit Agreement is hereby further amended by adding the following Section 10.16:

"10.16 Chevys Acquisition Documents. None of the Borrowers will, and none will permit any of its Subsidiaries to, materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Chevys Acquisition Documents in a manner adverse to the interests of (i) the Borrowers (or any of them) or (ii) the Agent and the Lenders, in each case without the prior written consent of the Agent."

Section 5.18.     Leverage Ratio. The Credit Agreement is hereby further amended by deleting the table set forth in Section 11.1 and substituting in lieu thereof the following table:
Period (inclusive of end dates)	Ratio

December 31, 2004 - December 31, 2005	4.25 to 1.00
January 1, 2006 - December 31, 2006	3.85 to 1.00
January 1, 2007 - December 31, 2007	3.50 to 1.00
January 1, 2008 and thereafter	3.15 to 1.00

Section 5.19.     Adjusted Leverage Ratio. The Credit Agreement is hereby further amended by deleting the table set forth in Section 11.2 and substituting in lieu thereof the following table:
Period (inclusive of end dates)	Ratio

December 31, 2004 - December 31, 2005	6.20 to 1.00
January 1, 2006 - December 31, 2006	5.95 to 1.00
January 1, 2007 - December 31, 2007	5.75 to 1.00
January 1, 2008 and thereafter	5.50 to 1.00

Section 5.20.     Cash Flow Ratio. The Credit Agreement is hereby further amended by deleting the table set forth in Section 11.3 and substituting in lieu thereof the following table:
Period (inclusive of end dates)	Ratio

December 31, 2004 - December 31, 2005	1.40 to 1.00
January 1, 2006 - December 31, 2006	1.70 to 1.00
January 1, 2007 - December 31, 2007	1.80 to 1.00
January 1, 2008 and thereafter	1.90 to 1.00

Section 5.21.     Capital Expenditures. The Credit Agreement is hereby further amended by deleting Section 11.4 in its entirety and substituting in lieu thereof the following new Section 11.4:

"11.4 Capital Expenditures. The Borrowers will not make, and will not permit any of their Subsidiaries to make, any Capital Expenditures in excess of $25,000,000 per annum. The Borrowers will not enter into any new lease obligations (other than renewals of existing leases in the ordinary course of business) unless the Leverage Ratio for the most recent reporting period, as set forth in the most recent Compliance Certificate delivered pursuant to Section 9.4(e) hereof, is equal to or less than the ratio set forth opposite such period as set forth in the table below:
Period (inclusive of end dates)	Ratio

December 31, 2004 - December 31, 2005	4.00 to 1.00
January 1, 2006 - December 31, 2006	3.60 to 1.00
January 1, 2007 - December 31, 2007	3.25 to 1.00
January 1, 2008 - December 31, 2007	2.90 to 1.00

Section 5.22.     Minimum Liquidity. The Credit Agreement is hereby further amended by adding the following Section 11.5:

"11.5 Minimum Liquidity. The Borrowers will maintain a Minimum Liquidity of not less than $5,000,000 at all times from the Second Amendment Closing Date through April 30, 2005, and $7,500,000 at all times thereafter."

Section 5.23.     No Representations by Agent. The Credit Agreement is hereby further amended by deleting the word "or" following the words "Senior Secured Debt Documents" in Section 16.4.1 and substituting in lieu thereof a comma and, after the words "Equity Documents" in Section 16.4.1, adding the following: "or the Unsecured Term Loan Documents".

Section 5.24. Supplements to Schedules. Schedule 8.3 (Title to Property; Leases) and Schedule 8.22 (Bank Accounts) are each hereby supplemented by Schedule 8.3A and Schedule 8.22A, respectively, attached hereto.

Section 6.     Representations and Warranties. The Borrowers jointly and severally represent and warrant to the Lenders and the Agent on the date of this Second Amendment and on the Effective Date (as defined below) as follows:

Section 6.1.     Representations and Warranties in Credit Agreement. The representations and warranties of the Borrowers contained in the Credit Agreement, each as amended by this Second Amendment, (a) were true and correct in all material respects when made, and (b) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

Section 6.2.     Representations and Warranties in Unsecured Term Loan Documents. The representations and warranties of the Borrowers contained in the Unsecured Term Loan Documents (a) were true and correct in all material respects when made, and (b) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

Section 6.3.     Representations and Warranties in Chevys Acquisition Documents. The representations and warranties of the Borrowers and, to the best of the Borrowers' knowledge, the Sellers, contained in the Chevys Acquisition Documents (a) were true and correct in all material respects when made, and (b) except to the extent such representations and warranties by their terms are made solely as of a prior date, continue to be true and correct in all material respects on the date hereof.

Section 6.4.     Authority, Etc. The execution and delivery by the Borrowers of this Second Amendment and the performance by the Borrowers of all of their agreements and obligations under this Second Amendment and the Credit Agreement as amended hereby (a) are within the corporate authority of the Borrowers, (b) have been duly authorized by all necessary corporate proceedings by the Borrowers, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers, and (d) do not conflict with any provision of any corporate charter or by-laws of, or any agreement or other instrument binding upon, any of the Borrowers.

Section 6.5.     Enforceability of Obligations. This Second Amendment, and the Credit Agreement as amended hereby, constitute the legal, valid and binding obligations of the Borrowers enforceable against each such Person in accordance with their respective terms. Immediately prior to and immediately after and after giving effect to this Second Amendment, no Default or Event of Default exists under the Credit Agreement or any other Loan Document.

Section 7.     Affirmation of Borrowers. The Borrowers hereby affirm their absolute and unconditional promise to pay to each Lender and the Agent all Obligations under the Notes, the Credit Agreement as amended hereby, the other Loan Documents, and all other related instruments or documents, at the times and in the amounts provided for therein. The Borrowers confirm and agree that (a) the Obligations of the Borrowers to the Lenders and the Agent under the Credit Agreement as amended hereby are secured by and entitled to the benefits of the Security Documents and (b) all references to the term "Credit Agreement" in the Security Documents shall hereafter refer to the Credit Agreement as amended hereby.

Section 8.     Conditions to Effectiveness.

Section 8.1.     The consents, waivers and amendments set forth in Sections 3, 4, and 5 of this Second Amendment shall be effective on the first day (the "Effective Date") upon which each of the following conditions precedent have been satisfied:

(a)     The Agent shall have received an original counterpart signature to each of (i) this Second Amendment, duly executed and delivered by the Borrowers, the Lenders, and the Agent, and (ii) the Supplemental Letter Agreement, duly executed and delivered by the Borrowers and Fleet;

(b)     The Borrowers shall have paid to the Agent, for the pro rata account of each Lender (in accordance with their respective Revolving Credit Commitment Percentage), a non-refundable amendment fee in the amount of $75,000.00;

(c)     The Borrowers shall have reimbursed the Agent for, or paid directly, all fees, costs and expenses incurred by the Agent's Special Counsel in connection with the closing of this Second Amendment for which an invoice has been delivered;

(d)     All corporate action necessary for the valid execution, delivery and performance by the Borrowers of this Second Amendment shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent, including without limitation, a certificate from a duly authorized officer of each Borrower (i) certifying that the charter documents or other incorporation documents, by-laws, and incumbency certificates provided on the Closing Date, in connection with the CKR Joinder, or in connection with the Chevys Joinder, as applicable, have not changed and (ii) attaching a copy, certified by a duly authorized officer of such Person to be true and complete on the Second Amendment Closing Date, of the resolutions of such Person authorizing this Second Amendment;

(e)     The Agent shall have received certification in form and substance satisfactory to the Agent evidencing that all consents necessary to the consummation of the Chevys Acquisition and the Unsecured Term Loan have been provided, including without limitation, any consent to the Chevys Acquisition and the Unsecured Term Loan required to be given by the holders of the Senior Secured Debt;

(f)     The Agent shall have received evidence that all material governmental and third-party approvals necessary or advisable in connection with the Unsecured Term Loan and the Chevys Acquisition shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Borrowers and their Subsidiaries taken as a whole, the Unsecured Term Loan or the Chevys Acquisition;

(g)     The Agent shall have received evidence that no litigation, inquiry, injunction or restraining order shall be pending, entered or threatened that, in the reasonable opinion of the Agent, could reasonably be expected to have a material adverse effect on (i) the transactions contemplated by the Credit Agreement, the Unsecured Term Loan or the Chevys Acquisition, (ii) the business, assets, liabilities (actual or contingent) operations, condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, (iii) the ability of the Borrowers or any of their Subsidiaries to perform their obligations under the Loan Documents, (iv) the rights and remedies of the Agent and the Lenders under the Loan Documents, or (v) the perfection or priority of any security interests granted to the Agent under the Loan Documents;

(h)     The Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Second Amendment Closing Date, in form and substance satisfactory to the Agent from Dechert LLP, counsel to each of the Borrowers;

(i)     Each of the Chevys Acquisition Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lenders and the Agent. The Agent shall have received a fully executed copy, certified by a duly authorized officer on behalf of the Borrowers to be true, complete, and correct, of each of the Chevys Acquisition Documents requested by the Agent;

(j)     Each of the Unsecured Term Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lenders and the Agent. The Agent shall have received a fully executed copy, certified by a duly authorized officer on behalf of the Borrowers to be true, complete, and correct, of each of the Unsecured Term Loan Documents requested by the Agent;

(k)     The Chevys Acquisition shall have been duly consummated on or prior to the Second Amendment Closing Date in accordance with the terms of the Chevys Acquisition Documents in all material respects without waiver or amendment of any term thereof unless consented to in writing by the Agent. The Agent shall have received evidence, reasonably satisfactory to it, of the completion by the parties to the Chevys Acquisition Documents of all actions to be taken prior to or concurrently with the closing of the transactions contemplated thereby pursuant to the terms thereof, including without limitation, the satisfaction or, to the extent consented to in writing by the Agent, waiver, of all conditions to closing set forth in the Chevys Acquisition Documents;

(l)     The Unsecured Term Loan shall have been duly consummated on or prior to the Second Amendment Closing Date in accordance with the terms of the Unsecured Term Loan Documents in all material respects without waiver or amendment of any term thereof unless consented to in writing by the Agent. The Agent shall have received evidence, reasonably satisfactory to it, of the completion by the parties to the Unsecured Term Loan Documents of all actions to be taken prior to or concurrently with the closing of the transactions contemplated thereby pursuant to the terms thereof, including without limitation, the satisfaction or, to the extent consented to in writing by the Agent, waiver, of all conditions to closing set forth in the Unsecured Term Loan Documents;

(m)     The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral, including without limitation all or substantially all of the assets and properties acquired pursuant to the Chevys Acquisition. All filings, recordings, deliveries of instruments (including without limitation duly completed Perfection Certificates for each of CKR and Chevys) and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent; and

(n)     The satisfaction of such other conditions as may be required by the Agent based upon due diligence review of the Chevys Acquisition Documents and the Unsecured Term Loan Documents.

Section 9. Miscellaneous Provisions.

Section 9.1.     No Other Changes. Except as otherwise expressly provided by this Agreement, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents, and all of the rights and remedies of the Lenders thereunder, shall remain unaltered.

Section 9.2.     Other Provisions. This Second Amendment is a Loan Document for all purposes of the Credit Agreement and each of the other Loan Documents. This Second Amendment and the rights and obligations hereunder of each of the parties hereto shall in all respects be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Second Amendment, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.

Section 9.3.     Additional Mortgaged Property. The Borrowers will within 45 days after the Second Amendment Closing Date deliver to the Agent and the Lenders the mortgages, leasehold mortgages, deeds of trust, and Real Estate Documentation required to be delivered pursuant to Section 9.13 of the Credit Agreement with respect to the properties acquired in connection with the Chevys Acquisition, all in accordance with the terms of such Section 9.13.

Section 9.4.     Bank Accounts. The Borrowers will within 10 Business Days after the Second Amendment Closing Date deliver to the Agent and the Lenders the Agency Account Agreements required to be delivered pursuant to Section 9.17 of the Credit Agreement with respect to the bank accounts opened in connection with the Chevys Acquisition, all in accordance with the terms of such Section 9.17.

Section 9.5.     Certificates of Insurance. The Borrowers will within 2 Business Days after the Second Amendment Closing Date deliver to the Agent and the Lenders certified copies of all policies evidencing insurance with respect to the assets acquired pursuant to the Chevys Acquisition (or certificates therefore signed by the insurer or an agent authorized to bind the insurer), which certificates shall state that the Agent is an additional insured and, in respect of all insurance other than liabilities insurance, a loss payee.

Section 9.6.     Further Assurances. The Borrowers will cooperate with the Lenders and the Agent and provide and/or execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Second Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment as a sealed instrument as of the date first set forth above.

REAL MEX RESTAURANTS, INC.

ACAPULCO RESTAURANTS, INC.

EL TORITO FRANCHISING COMPANY

EL TORITO RESTAURANTS, INC.

ACAPULCO RESTAURANTS OF ENCINITAS, INC.

TARV, INC.

ACAPULCO RESTAURANT OF VENTURA, INC.

ACAPULCO RESTAURANT OF WESTWOOD, INC.

ACAPULCO MARK CORP.

MURRAY PACIFIC

ALA DESIGN, INC.

REAL MEX FOODS, INC.

ACAPULCO RESTAURANT OF DOWNEY, INC.

ACAPULCO RESTAURANT OF MORENO
VALLEY, INC.

EL PASO CANTINA, INC.

CKR ACQUISITION CORP.

By:	/s/ Steven Tanner
Name:	Steven Tanner
Title:	Chief Financial Officer

CHEVYS RESTAURANTS, LLC

By:	/s/ Steven Tanner
Name:	Steven Tanner
Title:	Chief Financial Officer

FLEET NATIONAL BANK, individually and as Agent

By:	/s/ Cristin M. O'Hara
Name:	Cristin M. O'Hara
Title:	Director

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Philip M. Roesner
Name:	Philip M. Roesner
Title:	Vice President